EXHIBIT 3.1

State of Delaware Secretary of State Division of Corporations Delivered 07:20 FA 05/31/2011 FILED 01:20 Ft* 05/31/2011 SPV 110665534 - 4990030 FILE

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

•   First: The name of this Corporation is James River Holding Corp.

•   Second: Its registered office in the State of Delaware is to be located at 1201 Orange St.  #600 Street, in the City of Wilmington County of New Castle Zip Code 19899 The registered agent in charge thereof is InCorp Services

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•   Fourth: The amount of the total stock of this corporation is authorized to issue is 110, 000, 000 shares (number of authorized shares) with a par value of  0 . 0010000000 per share.

•   Fifth: The name and mailing address of the incorporator arc as follows:

Name The Law Offices of Jillian Sidoti
Mailing Address PQ Box 8 903 34 Temecula, CA
Zip Code  92589

•   I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 31st day of  May,  A.D. 2011.

By:
(Incorporator)

NAME:	jillian Sidoti, Esq
(type or print)